EXHIBIT 10.11

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement"), originally made and entered into as of the 5th day of January, 1994 (the "Original Effective Date"), and thereafter amended from time to time, by and between Alexandria Real Estate Equities, Inc., a Maryland corporation ("Corporation") and Joel S. Marcus, an individual ("Officer"), is hereby amended and restated in its entirety effective as of January 1, 2005 (the "Effective Date") to read as follows:

RECITAL

WHEREAS, Corporation desires to continue to employ Officer as its Vice Chairman and Chief Executive Officer, and Officer is willing to continue to accept such employment by Corporation, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend and restate this Agreement as follows:

  Position and Duties; Location.

  During the Term (as defined below), Officer agrees to be employed by and to serve Corporation as its Vice Chairman and Chief Executive Officer. In addition, Officer agrees to serve in such capacities for Corporation's subsidiaries, and in such additional capacities consistent with Officer's current position as a senior executive officer, as may be determined by the Board of Directors of Corporation (the "Board"). Corporation agrees to employ and retain Officer in such capacities. Officer shall devote such of his business time, energy, and skill to the affairs of Corporation and its subsidiaries as shall be necessary to perform the duties of such positions. Notwithstanding the foregoing, subject to any written policies of Corporation, nothing in this Agreement shall preclude Officer from (i) engaging in charitable and community affairs and not-for-profit activities, so long as they are consistent with his duties and responsibilities under this Agreement; (ii) managing his family and other personal investments; (iii) serving on the boards of directors of non-profit companies; and (iv) serving on the boards of directors of other for-profit companies; provided, however, that, prior to accepting a position hereafter on any such for-profit board of directors, Officer shall obtain the approval of the Board (or, if applicable, the appropriate committee thereof), which shall not be unreasonably withheld; and provided, further, however, that Officer shall submit to the Board (or the appropriate committee thereof) a list of any for-profit boards of directors on which Officer is serving as of the Effective Date. Officer shall only report to and be responsible directly to the Chairman of the Board and to the Board and at all times during the Term shall have powers and duties at least commensurate with his positions, including, without limitation, the right to hire or terminate any subordinate officers and any employees without the approval or consent of the Board or any other officer of Corporation; provided, however, that Officer shall consult with the Board before exercising his right to hire or terminate the Chief Financial Officer, Chief Operating Officer, and President of Corporation; and provided further that Officer and Corporation acknowledge that nothing in this Agreement modifies the authority of the Compensation Committee of the Board to establish the aggregate compensation levels of senior officers, above the level of vice president, of Corporation. Officer shall be based at the principal executive offices of Corporation in the Los Angeles, California metropolitan area, except for reasonable required travel on Corporation's business.

  Term of Employment.

  The Term of this Agreement (the "Term") shall be for a period commencing on January 1, 2005 and ending on December 31, 2009 (together with any later date resulting from an extension as contemplated below, the "Termination Date"), unless terminated earlier pursuant to this Agreement (the "Early Termination Date," and, as the context so requires, a "Termination Date"). Commencing on December 31, 2009, and on each subsequent anniversary thereof, the Term shall be automatically extended for one additional year unless, no later than six months before such date, either party shall have given written notice to the other that it does not wish to extend the Term. References herein to the Term shall refer to both the initial Term and any such extended Term.

  Compensation, Benefits and Reimbursement.

    3.1  Base Salary. During the Term, Officer shall be entitled to the following base salary:

      Minimum Base Salary. During the Term and subject to the terms and conditions set forth herein, Corporation agrees to pay to Officer an annual "Base Salary" of $675,000, or such higher amount as may from time to time be determined by Corporation. Unless otherwise agreed in writing by Officer and Corporation, the salary shall be payable in substantially equal semi-monthly installments in accordance with the standard policies of Corporation in existence from time to time.

      Earned Base Salary. For purposes of any early termination of this Agreement as provided in Paragraph 4 below, the term "Earned Base Salary" shall mean all semi-monthly installments of the Base Salary which have become due and payable to Officer, together with any partial monthly installment prorated on a daily basis up to and including the applicable Termination Date.

    3.2  Increases in Base Salary.  Officer's Base Salary shall be reviewed no less frequently than on each anniversary of the Effective Date during the Term by the Board (or such committee as may be appointed by the Board for such purpose). The Base Salary payable to Officer shall be increased on each such anniversary date (and such other times as the Board or a committee of the Board may deem appropriate during the Term) to an amount determined by the Board (or a committee of the Board). Each such new Base Salary shall become the base for each successive annual increase; provided, however, that such increase, at a minimum, shall be equal to the cumulative cost-of-living increment as reported in the "Consumer Price Index, Los Angeles, California, All Items," published by the U.S. Department of Labor (using January 1, 2005 as the base date for comparison). Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligations of Corporation hereunder and, once established at an increased specified rate, Officer's Base Salary shall not be reduced unless Officer otherwise agrees in writing.

    3.3  Bonus.  During the Term, Officer is eligible for the following cash bonus (each, a "Bonus"):

      Bonus.  Officer shall be eligible to receive a Bonus for each fiscal year of Corporation (or portion thereof) during the Term, with the Bonus to consist of (i) a retention bonus equal to 50% of Base Salary (the "Retention Bonus"), which shall be deemed earned as of January 1 of the next fiscal year and paid no later than the end of the first quarter of that next fiscal year; and (ii) an amount (the "Performance Bonus") as determined in the sole discretion of the Board (or a committee of the Board) based upon its evaluation of Officer's performance during such year and such other factors and conditions as the Board (or a committee of the Board) deems relevant (the "Performance Bonus Criteria"), with the amount payable upon achievement of target levels of performance being no less than 50% of Base Salary (the "Performance Bonus Target"); provided, however, that the Board, in its reasonable discretion, may provide for an award in an amount less than the Performance Bonus Target in the event that the Performance Bonus Criteria are not fully achieved and for an award in an amount more than the Performance Bonus Target in the event that the Performance Bonus Criteria are exceeded. Any such Performance Bonus shall be payable within 185 days after the end of Corporation's fiscal year to which such Bonus relates. Officer shall also receive a cash signing bonus, which shall be earned and paid on a monthly basis in the form of twelve (12) monthly payments of $100,000 each, beginning with a $100,000 payment on April 1, 2006, and ending with the twelfth payment on March 1, 2007.

      Determination of Bonus.  The Performance Bonus Criteria shall be developed in the reasonable discretion of the Board (or a committee of the Board) after consultation with Officer.

    3.4  Additional Benefits.  During the Term, Officer shall be entitled to the following additional benefits:

      Officer Benefits.  Officer shall be eligible to participate in such of Corporation's benefit and deferred compensation plans as are made available to executive officers of Corporation, including, without limitation, Corporation's stock incentive and other equity- based compensation plans, annual incentive compensation plans, profit sharing/pension plans, deferred compensation plans, annual physical examinations, dental plans, vision plans, sick pay, medical plans, personal catastrophe and accidental death insurance plans, financial planning, automobile arrangements, retirement plans and supplementary executive retirement plans, if any. For purposes of establishing the length of service under any benefit plans or programs of Corporation, Officer's employment with Corporation shall be deemed to have commenced on the Original Effective Date of this Agreement.

      Vacation.  Officer shall be entitled to accrue a minimum of six weeks of paid vacation during each year during the Term and any extensions thereof, prorated for partial years. Any accrued vacation not taken during any year may be carried forward to subsequent years; provided that Officer may not accrue more than 12 weeks of unused vacation at any time. Unused vacation in excess of Officer's allowable accrued vacation under the foregoing proviso shall be promptly paid to Officer at the end of each year in a cash amount equal to (i) the number of weeks of excess vacation time, multiplied by (ii) weekly Base Salary.

      Life Insurance.  During the Term, Corporation shall, at its sole cost and expense, procure and keep in effect term life insurance (a minimum five year term certain policy) on the life of Officer, payable to such beneficiaries as Officer may from time to time designate, in the aggregate amount of $5,000,000. Such policy shall be owned by Officer or by a member of his immediate family. Corporation shall have no incidents of ownership therein.

      Disability Insurance.  During the Term, Corporation shall, at its sole cost and expense, procure and keep in effect long-term disability and accidental death and disability insurance and short-term disability coverage (the "Disability Policy") similar to Officer's current disability insurance policy on Officer, payable to Officer in an annual amount not less than 60% of Officer's then existing Base Salary, Retention Bonus, Performance Bonus, and other cash compensation subject to such limitations as may be applicable under California law and under standard insurance underwriters requirements. The premiums for the foregoing coverage shall be included in Officer's gross income.

      Reimbursement for Expenses.  During the Term, Corporation shall reimburse Officer for all reasonable out-of-pocket business and/or entertainment expenses incurred by Officer for the purpose of and in connection with the performance of his services pursuant to this Agreement. Officer shall be entitled to such reimbursement upon the presentation by Officer to Corporation of vouchers or other statements itemizing such expenses in reasonable detail consistent with Corporation's policies. In addition, Officer shall be entitled to reimbursement for (i) dues and membership fees in professional organizations and/or industry associations in which Officer is currently a member or becomes a member; (ii) appropriate industry seminars and mandatory continuing education and (iii) membership in a health club or other health-related activity of Officer's choosing up to a maximum annual fee of $5,000. Corporation shall pay Officer for all reasonable attorney's fees, disbursements and costs incurred by Officer in connection with the negotiation, preparation and execution of this Agreement, within 15 days following presentation of invoices which have been paid.

      Withholding.  Compensation and benefits paid to Officer under this Agreement shall be subject to applicable federal, state and local wage deductions and other deductions required by law.

      Certain Restricted Stock; Certain Other Equity- Related Provisions.  Effective as of the date that this Agreement is executed by Corporation and Officer, Officer shall be granted 30,000 shares of restricted stock of Corporation as a stock signing bonus in recognition of, among other things, his superior performance during his previous period of employment. These 30,000 shares of restricted stock shall be granted effective January 1, 2006 and vest 1/24th each month over the 24-month period from January 1, 2006 through December 31, 2007. In addition, without limiting the generality of Paragraph 3.4(a) above, Officer shall be eligible during the Term to participate in any stock incentive or other equity-based compensation plans of Corporation on a basis that is no less favorable than that applicable to other senior executives of Corporation. With respect to restricted stock and other equity or equity-based compensation awards (excluding awards of stock options and stock appreciation rights), Corporation shall pay Officer an additional cash amount as a tax gross-up upon each vesting or other taxation date with respect to such awards equal to 40% of the value of the shares, other property or cash included in Officer's taxable income on such date (but not more than $1 million in any calendar year; provided that any unused potential gross- up under such $1 million cap shall be carried over and available so as to increase the cap for the next and all subsequent years for which there could be a required gross-up payment, until such carried-over amount is used up); regardless of whether the applicable award was, is or will be made before, concurrently with or after the date hereof. Officer will receive the full cash dividends attributable to all nonforfeited shares of restricted stock (or units), regardless of whether such shares (or units) have become vested on or before the record date for such dividends on the shares (or, as applicable, the underlying shares). Upon a Change in Control (as defined below), (i) any and all equity or equity-based compensation shall vest; and (ii) any and all options shall be exercisable for their full terms without regard to the termination of Officer's employment.

  Termination of this Agreement.

    4.1  Termination by Corporation Defined.

      Termination Without Cause. Subject to the provisions set forth in
      Paragraph 4.3 below, "Termination Without Cause" shall constitute any termination of Officer's employment by Corporation other than termination for Cause (as defined below).

      Termination for Cause. Subject to the provisions set forth in
      Paragraph 4.3 below, prior to the Termination Date, Corporation shall have the right to terminate this Agreement for Cause 30 days after written notice has been delivered to Officer, which notice shall specify the specific facts relating to and reason for, and the effective date of, such termination (which date shall be the applicable Early Termination Date). For purposes of this Agreement, "Cause" shall mean the following:

        Officer's use of alcohol or narcotics which proximately results in the willful material breach or habitual willful neglect of Officer's duties under this Agreement;

        Officer's criminal conviction of fraud, embezzlement, misappropriation of assets, or any felony, but in no event traffic or similar violations; or

        Officer's willful Material Breach (as defined below) of this Agreement, if such willful Material Breach is not cured by Officer within 30 days after Corporation's written notice thereof specifying the nature of such willful Material Breach. For purposes of this Paragraph 4.1(b), the term willful "Material Breach" (A) shall mean the substantial and continual willful nonperformance of Officer's material duties under this Agreement resulting from Officer's gross negligence or willful misconduct which the Board reasonably determines has resulted in material injury to Corporation and (B) notwithstanding anything in this Paragraph 4.1(b) to the contrary, the term willful "Material Breach" shall include Officer's willful material violation of any specific and proper resolution passed by the Board (or a committee thereof) consistent with this Agreement.

      Notwithstanding the foregoing, Cause shall in no event be deemed to exist except (i) as to any event or condition allegedly constituting Cause, as to which notice is given not more than 30 days following the date that such event or condition first becomes known to the Board, and (ii) upon a finding reflected in a resolution of the Board approved by at least two-thirds of the members of the Board, excluding Officer (whose finding shall not be binding upon or entitled to any deference by any court, arbitrator or other decision-maker ruling on this Agreement), at a meeting of which Officer shall have been given proper notice and at which Officer (and Officer's counsel) shall have a reasonable opportunity to present Officer's case.

      For purposes of this Paragraph 4.1(b), no act or omission or other conduct shall be considered "willful" if Officer believed in good faith that such act or omission or conduct was in or not opposed to the best interests of Corporation.

      Termination by Reason of Death or Disability. Subject to the provisions set forth in Paragraph 4.3 below, prior to the Termination Date, Corporation shall have the right to terminate this Agreement by reason of Officer's death or Permanent Disability. For purposes of this benefit, "Permanent Disability" shall mean any physical or mental disability which causes Officer to be unable to perform all of Officer's material duties as an employee of Corporation for 180 consecutive business days. Notwithstanding the foregoing, if Corporation asserts that Officer has a Permanent Disability; (i)  Corporation shall give Officer at least 15 business days' advance written notice thereof; (ii) Officer shall have the right within 10 business days after such notice to dispute Corporation's assertion; (iii) within 10 business days after exercising such right Officer shall submit to a physical examination by a physician affiliated with any major metropolitan hospital and selected by Officer; provided, however, that, prior to such physical examination, Officer shall obtain the approval of the Board (or if applicable, its designated committee) with respect to the selection of such physician, which approval shall not be unreasonably withheld; and (iv) if such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, Officer is capable of resuming his employment and devoting his full time and energy to discharging his duties within 10 business days after the date of such statement, Corporation shall not have the right to terminate Officer under this Paragraph 4.1(c) without further dispute.

    4.2  Termination by Officer Defined.

      Termination Other than for Good Reason. Subject to the provisions set forth in Paragraph 4.3 below, Officer shall have the right to terminate this Agreement for any reason other than for Good Reason (as defined below), at any time prior to the Termination Date, upon written notice delivered to Corporation 30 days prior to the effective date of termination specified in such notice (which date shall be the applicable Early Termination Date).

      Termination for Good Reason.  Subject to the provisions of Paragraph 4.3 below, Officer shall have the right to terminate this Agreement prior to the Termination Date in the event of Good Reason. For the purposes of this Agreement, "Good Reason" shall mean, without Officer's express written consent, the occurrence of any of the following circumstances, and in the case of clauses (i), (iii), (v), (vi), (vii), (viii) and (ix) of this Paragraph 4.2(b), failure of Corporation to cure such circumstances within 30 days after written notice thereof specifying the nature of such circumstances has been delivered to Corporation (it being agreed that, if Corporation effects a cure of an event or condition under any particular one of such clauses, it shall not again be permitted during the Term to cure an event or condition under that same clause); provided that Officer shall be required to provide such written notice to Corporation within 30 days following the date that such circumstance first becomes known to Officer:

        the assignment to Officer of any duties inconsistent with Officer's positions as set forth in Paragraph l, or an adverse alteration in the nature or status of Officer's responsibilities;

        upon or after a Change in Control (as defined below), a substantial change in the nature of the business operations of Corporation;

        a reduction by Corporation in Officer's Base Salary or Retention Bonus as in effect on the date hereof or as the same may be increased from time to time;

        the relocation of Corporation's principal executive offices to a location outside the Los Angeles and Pasadena, California metropolitan areas, or Corporation's requiring Officer to be based anywhere other than Corporation's principal executive offices except for required travel on Corporation's business to an extent substantially consistent with Officer's business travel obligations immediately to the date hereof;

        the failure by Corporation to pay Officer any portion of his current compensation, or to pay Officer any portion of an installment of deferred compensation under any deferred compensation program of Corporation, within seven days of the date such compensation is due;

        upon or after a Change in Control, the failure by Corporation to continue in effect any compensation plan in which Officer participates immediately prior to the Change in Control which is material to Officer's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Corporation to continue Officer's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of participation relative to other participants, as existed prior to the Change in Control;

        upon or after a Change in Control, the failure by Corporation to continue to provide Officer with benefits substantially similar to those under any of Corporation's directors and officers liability insurance, life insurance, medical, health and accident, or disability plans in which Officer was participating at the time of a Change in Control, the taking of any action by Corporation which would directly or indirectly materially reduce any of such benefits or deprive Officer of any material fringe benefit enjoyed by him at the time of a Change in Control, or the failure by Corporation to provide Officer with the number of paid vacation days to which he is entitled on the basis of years of service with Corporation in accordance with Corporation's normal vacation policy in effect at the time of the Change in Control;

        the failure of Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement; or

        a material breach of this Agreement by Corporation.

    Officer's right to terminate Officer's employment for Good Reason shall not be affected by Officer's incapacity due to physical or mental illness. In addition, notwithstanding any other provision of this Agreement, (i) any termination of employment by Corporation (other than a termination by Corporation for Cause), or failure to renew this Agreement, during the six-month period following a Change in Control (the "Six-Month Period") shall be treated as a termination by Officer for Good Reason, and (ii) any termination of employment (other than a termination by Corporation for Cause), regardless of the reason therefor or the party initiating the termination, shall be treated as a termination by Officer for Good Reason if it occurs within the 30-day period following the Six-Month Period.

    4.3  Effect of Termination. In the event that this Agreement is terminated by Corporation or Officer prior to the Termination Date in accordance with the provisions of this Paragraph 4, the obligations and covenants of the parties under this Paragraph 4 shall be of no further force and effect, except for the obligations of the parties set forth below in this Paragraph 4.3, and such other provisions of this Agreement which shall survive termination of this Agreement as provided in Paragraph 6.11 below. Except as otherwise specifically set forth in this Agreement, all amounts due upon termination shall be payable on the date such amounts would otherwise have been paid had the Agreement continued through its Term; provided, however, that Deferred Amounts (as defined below) shall be payable within 30 days following the Early Termination Date. In the event of any such early termination in accordance with the provisions of this Paragraph 4.3, Officer shall be entitled to the following:

      Termination by Corporation.

        Termination Without Cause.  In the event that Corporation terminates this Agreement without Cause pursuant to Paragraph 4.1(a) above, Officer shall be entitled to: (i) Earned Base Salary; (ii) any earned Bonus, for the fiscal year of Corporation immediately prior to the fiscal year in which Officer is terminated, that Officer is entitled to receive, pursuant to Paragraph 3.3 of this Agreement, but which has not been paid to Officer as of the Early Termination Date, in the amount in which such bonus either has been determined or approved by the Board (or a committee of the Board) or is readily ascertainable (in all cases without regard to any ability of the Board (or committee) to exercise any negative discretion regarding payment), at the same time that other executive bonuses are determined, by reference to Performance Bonus Criteria previously established by the Board (or a committee of the Board) (an "Earned Bonus"); (iii) vested benefits pursuant to written employee benefit plans ("Earned Benefits") and reimbursable expenses; (iv) any compensation earned but deferred ("Deferred Amounts"); (v) a pro rata Bonus for the portion of the fiscal year in which Officer's termination occurs, equal to the sum of (a) a pro rata portion of the Retention Bonus for the applicable year and (b) a pro rata portion of the Performance Bonus for the applicable year, which shall be determined by an independent certified public accountant mutually acceptable to Officer and Corporation, based on Corporation's or Officer's, as applicable, level of achievement of the Performance Bonus Criteria during the financial quarters in the year of Officer's termination that were completed prior to such termination, provided that if such termination occurs prior to the end of the first financial quarter of the applicable year, the Performance Bonus shall be determined based on Corporation's or Officer's, as applicable, level of achievement of the Performance Bonus Criteria for the immediately preceding year, and provided, further, that in any event, for purposes of this clause (b), the Performance Bonus that is to be prorated for the applicable year shall not be less than the Performance Bonus for the immediately preceding year (a "Pro Rata Bonus"); (vi) the Severance Payment (as defined below); (vii) continued participation throughout the three-year period following Officer's termination of employment in all employee welfare and pension benefit plans, programs or arrangements to the extent permitted by those plans (but at such costs no higher than as in effect immediately preceding such termination, provided that Corporation shall in no event be required to provide any benefits otherwise required by this clause (vii) after such time as Officer becomes entitled to receive benefits of the same type from another employer or recipient of Officer's services; (viii) payment of full salary in lieu of all accrued vacation; (ix) for a period of up to 180 days following Officer's termination of employment, outplacement services (which shall be reasonable for an officer of Officer's status at a company such as Corporation) through a bona fide outplacement organization acceptable to Officer that, at a minimum, agrees to supply Officer with outplacement counseling, a private office and administrative support, including telephone service ("Applicable Outplacement Services"); (x) full and immediate vesting of any and all outstanding and unvested equity or equity-based compensation awards (including without limitation restricted stock and stock options) granted to Officer under Corporation's stock option or incentive compensation plans and exercisability of any and all outstanding options for their full terms without regard to the termination (for the avoidance of doubt, such awards for purposes of this Agreement include, without limitation, the grants of restricted stock and options listed on Schedule A hereto); and (xi) any payments which would have been payable under the last sentence of Section 3.3(a) (Bonus) herein if Officer's employment had not terminated. In the event Officer's participation in any such plan, program or arrangement described in this Paragraph 4.3(a)(i) is barred, Corporation shall arrange to provide Officer with substantially similar benefits (on a post-tax basis).

        Termination for Cause.  In the event that Corporation terminates this Agreement for Cause pursuant to Paragraph 4.1(b) above, Officer shall be entitled to
        (i) Earned Base Salary; (ii) any Earned Bonus; (iii) Earned Benefits and reimbursable expenses; and (iv) any Deferred Amounts. Officer shall not be entitled to any Pro Rata Bonus, future annual Bonus or Severance Payment.

        Termination Due to Death or Permanent Disability.  In the event that Officer's employment is terminated by reason of death or Permanent Disability, he shall be entitled to all compensation and benefits described in Paragraph 4.3(a)(i) above, except subparagraph (ix) therein.

        Termination Due to Non-Renewal.  In the event that Corporation does not renew this Agreement as contemplated by Paragraph 2 above, and either party terminates Officer's employment upon the scheduled expiration of the Term (and, for the avoidance of doubt, the termination is not treated as a termination for Good Reason under the last sentence of Paragraph 4.2(b) above), Officer shall be entitled to all of the compensation and benefits to which he would be entitled under Paragraph 4.3(a)(i) above in the event of a termination by Corporation without Cause, except that the definition of "Severance Payment" in Paragraph 4.4(a) below shall be applied by substituting "two times" for "three times," as the latter appears therein.

      Termination by Officer.

        Termination Other than for Good Reason.  In the event that Officer terminates this Agreement other than for Good Reason, Officer shall be entitled to (i) Earned Base Salary; (ii) any Earned Bonus; (iii) Earned Benefits and reimbursable expenses; and (iv) any Deferred Amounts. Officer shall not be entitled to any Pro Rata Bonus, future annual Bonus or Severance Payment.

        Termination for Good Reason.  In the event that Officer terminates this Agreement for Good Reason, Officer shall be entitled to all of the compensation and benefits to which he would be entitled under Paragraph 4.3(a)(i) above in the event of a termination by Corporation without Cause; provided, however, that in the event that Officer terminates this Agreement for Good Reason pursuant to Paragraph 4.2(b)(iii), Earned Base Salary shall mean all semi-monthly installments of Base Salary as in effect on the date of termination or the date immediately prior to any reduction under Paragraph 4.2(b)(iii), whichever is greater, which have become due and payable to Officer, together with any partial monthly installment prorated on a daily basis up to and including the applicable Termination Date.

    4.4  Severance Payment; Post-Employment Consulting

      Definition of "Severance Payment."  For purposes of this Agreement, the term "Severance Payment" shall mean an amount equal to three times Officer's Aggregate Compensation. For the purposes of this Agreement, "Aggregate Compensation" shall mean the sum of (i) Officer's Base Salary as in effect on the date of termination and (ii) the sum of (a) the Retention Bonus for the applicable year and (b) the Performance Bonus for the applicable year, as determined pursuant to Paragraph 4.3(a)(i)(v)(b) above; provided, however, that in the event that Officer terminates this Agreement for Good Reason pursuant to Paragraph 4.2(b)(iii), Aggregate Compensation shall mean the sum of (i) Officer's Base Salary, as in effect on the date of termination or the date immediately prior to any reduction described in Paragraph 4.2(b)(iii), whichever is greater, and (ii) the sum of (a) the Retention Bonus for the applicable year or as in effect on the date immediately prior to any reduction described in Paragraph 4.2(b)(iii), whichever is greater, and (b) the Performance Bonus for the applicable year, as determined pursuant to Paragraph 4.3(a)(i)(v)(b) above. In the event that Officer is entitled to a Severance Payment, except by virtue of death or Permanent Disability, Officer shall provide post-employment consulting services pursuant to Paragraph 4.4(c) below).

      Payment of Severance Payment.  In the event that Officer is entitled to any Severance Payment pursuant to Paragraph 4.3 above, such Severance Payment shall be payable in a lump sum within 10 days following Officer's termination. Officer and Corporation agree that one-half of such Severance Payment shall constitute consideration for Officer's compliance with the post-employment consulting provisions of Paragraph 4.4(c) below and the noncompetition obligation of Paragraph 5.

      Post-Employment Consulting.

        Consulting Period.  In the event that Officer is entitled to a Severance Payment, except by virtue of death or Permanent Disability, Officer shall continue to provide services to Corporation as a consultant for the period (the "Consulting Period") from the termination of Officer's employment through the earlier of: the 12-month period following Officer's termination of employment, or the date of the termination of Officer's service as a consultant by Corporation due to Officer's material breach of this Agreement.

        Consulting Duties.  Officer shall be available to provide consulting services during the Consulting Period (or shorter period, if applicable) in Officer's areas of expertise, as requested by the Chief Executive Officer of Corporation or the Board (or a committee of the Board). Officer shall make himself available to provide such services for up to 20 hours per month for the first three months of the Consulting Period, and five hours per month for the remainder of the Consulting Period; provided that the Executive shall not be required to provide services that would conflict with or otherwise interfere in any way with his duties or responsibilities (including without limitation as to the time, place and manner of services) for any subsequent employer or other recipient of his services. Corporation shall require such services at reasonable times and places mutually agreed upon by Company and Officer. By way of example, it shall not be a breach of this Agreement if Officer has made himself available to render such services and Corporation does not require Officer to render all such services.

        Independent Contractor Status.  During the Consulting Period (or shorter period, if applicable), Officer acknowledges and agrees that he (i) shall be an independent contractor of Corporation and not an employee, and (ii) shall not be entitled to any of the benefits that Corporation may make available solely to its employees, except as otherwise specifically set forth in this Agreement or to the extent that Officer elects continued health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or analogous provisions of state law. Consultant shall execute Corporation's standard form of independent contractor consulting agreement, which shall among other things, require Consultant to refrain from unauthorized use and disclosure of the Company's confidential and proprietary information (but which shall in no event be more restrictive than this Agreement as to such matters).

        Expense Reimbursement.  Corporation shall reimburse Officer for all reasonable out-of-pocket business expenses incurred by Officer for the purpose of and in connection with the performance of his consulting services pursuant to this Agreement. Officer shall be entitled to such reimbursement upon the presentation by Officer to Corporation of vouchers or other statements itemizing such expenses in reasonable detail consistent with Corporation's policies.

      Full Settlement of All Obligations.  Officer hereby acknowledges and agrees that any Severance Payment paid to Officer hereunder shall be deemed to be in full and complete settlement of all obligations of Corporation under this Agreement.

      Change in Control.  For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if:

        Any Person, as such term is used in section 3(a)(9) of the Securities Exchange Act of 1934 as amended from time to time (the "Exchange Act"), as modified and used in sections 13(d) and 14(d) thereof, except that such term shall not include (A) Corporation or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of Corporation or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) a corporation owned, directly or indirectly, by the stockholders of Corporation in substantially the same proportions as their ownership of stock of Corporation, or (E) a person or group as used in Rule 13d-1(b) under the Exchange Act, that is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from Corporation or its affiliates other than in connection with the acquisition by Corporation or its affiliates of a business) representing 25% or more of the combined voting power of Corporation's then outstanding securities; or

        The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Corporation) whose appointment or election by the Board or nomination for election by Corporation's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

        There is consummated a merger or consolidation of Corporation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Corporation or any subsidiary of Corporation, at least 75% of the combined voting power of the securities of Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from Corporation or its affiliates other than in connection with the acquisition by Corporation or its affiliates of a business) representing 25% or more of the combined voting power of Corporation's then outstanding securities; or

        The stockholders of Corporation approve a plan of complete liquidation or dissolution of Corporation or there is consummated an agreement for the sale or disposition by Corporation of all or substantially all of Corporation's assets, other than a sale or disposition by Corporation of all or substantially all of Corporation's assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by stockholders of Corporation in substantially the same proportions as their ownership of Corporation immediately prior to such sale.

    4.5  Gross-Up.  If any of the Total Payments (as hereinafter defined) will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, Corporation shall pay to Officer, no later than the 10th day following the Early Termination Date, an additional amount (the "Gross-Up Payment") such that the net amount retained by him, after deduction of any Excise Tax on the Total Payments and any federal and state and local income tax upon the payment provided for by this Paragraph, shall be equal to the excess of the Total Payments over the payment provided for by this Paragraph. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all payments or benefits received or to be received by Officer in connection with a Change in Control or the termination of Officer's employment (whether payable pursuant to the terms of this Agreement or of any other plan, arrangement or agreement with Corporation, its successors, any person whose actions result in a Change in Control or any person affiliated (or which, as a result of the completion of the transactions causing a Change in Control, will become affiliated) with Corporation or such person within the meaning of Section 1504 of the Code (the "Total Payments")) shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel selected by Corporation's independent auditors and reasonably acceptable to Officer, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, and all "excess parachute payments" (within the meaning of Section 280G(b)(1) of the Code) shall be treated as subject to the Excise Tax, unless in the opinion of such tax counsel such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code, or are not otherwise subject to the Excise Tax, and (ii) the value of any noncash benefits or any deferred payment or benefit shall be determined by Corporation's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Officer shall be deemed to pay federal income and other taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the residence of Officer on the Early Termination Date, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

    4.6  No Mitigation or Offset.  Officer shall not be required to mitigate damages under this Agreement by seeking other comparable employment or otherwise, and the amount of any payment or benefit provided for in this Agreement, shall not be reduced by any compensation earned by or provided to Officer as the result of employment by an employer other than Corporation.

  Noncompetition.

  During the Term and ending 12 months following the date that Officer ceases to be an employee of Corporation, Officer shall not engage in any activity directly and materially competitive, with a material adverse impact on Corporation, with the business of Corporation. (By way of example and for avoidance of ambiguity, the noncompetition period in the preceding sentence is intended to run for one year from termination of employment, regardless of whether Executive is consulting for all or part of that one year period pursuant to the terms of Paragraph 4.4 above.) This provision shall not be construed to prohibit Officer from owning up to 5% of the outstanding voting shares of the equity securities of any corporation whose common stock is listed for trading on any national securities exchange or on the NASDAQ system.

  Miscellaneous.

    6.1  Payment Obligations.  Corporation's obligation to pay Officer the compensation and to make the arrangements provided herein shall be unconditional, and Officer shall have no obligation whatsoever to mitigate damages hereunder. If arbitration after a Change in Control shall be brought to enforce or interpret any provision contained herein, Corporation shall, to the extent permitted by applicable law and Corporation's Articles of Incorporation and By-Laws, indemnify Officer for Officer's attorneys' fees and disbursements incurred in such arbitration.

    6.2  Confidentiality.  Officer agrees that all confidential and proprietary information relating to the business of Corporation shall be kept and treated as confidential both during and after the Term, except as may be permitted in writing by the Board or as such information is within the public domain or comes within the public domain without any breach of this Agreement; provided, however, that this Paragraph 6.2 imposes no obligation upon Officer with respect to information that (i) was in Officer's possession before receipt from Employer; (ii) is disclosed to immediate family members, or to tax, financial, or legal advisors for purposes of obtaining such advice; (iii) is rightfully received by Officer from a third party who does not have a duty of confidentiality; or (iv) is disclosed as required by law or legal process.

    6.3  Waiver.  The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

    6.4  Entire Agreement; Modifications.  Except as otherwise provided herein, this Agreement (together with the agreements and plans referred to herein) represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation any understandings, agreements or obligations respecting any past or future compensation, Bonuses, reimbursements or other payments to Officer from Corporation. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

    6.5  Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or
    24 hours after transmission of a facsimile (if the receipt of the facsimile is confirmed) to the respective persons named below:

    If to Corporation: Alexandra Real Estate Equities, Inc.

    385 East Colorado Boulevard
    Suite 299

    Pasadena, CA  91101

    Phone:  (626) 578 0777

    If to Officer: Joel S. Marcus,

    at the address shown on the execution page hereof.

    With a copy to:

    Clifford Chance US LLP

    31 West 52nd Street

    New York, New York 10019

    Attention: Andrew L. Oringer, Esq.

    Phone:  (212) 878 8171

    Any Party may change such Party's address for notices by notice duly given pursuant hereto.

    6.6  Headings.  The Paragraph headings herein are intended for reference only and shall not by themselves determine the construction or interpretation of this Agreement.

    6.7  Governing Law.  Other than with respect to Paragraph 6.13 below, this Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its principles of conflict of laws.

    6.8  Arbitration.  Any dispute arising out of or relating to this Agreement or its enforcement, breach, performance, or interpretation, that cannot be settled by good faith negotiation between the parties shall be submitted to Judicial Arbitration and Mediation Services, Inc. ("JAMS"), or its successor, for final and binding arbitration by a single arbitrator in Los Angeles, California, pursuant to JAMS' then applicable arbitration rules (incorporated herein by reference), which arbitration shall be the exclusive remedy of the parties hereto. By agreeing to this arbitration procedure, the parties waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The resulting arbitration shall be deemed equivalent to a final order of a court having jurisdiction over the subject matter, shall not be appealable, and shall be enforceable in any court of competent jurisdiction. The arbitrator shall (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law, and (b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. Corporation shall pay all of JAMS' administrative fees (including but not limited to arbitrator fees) for this arbitration. Submission to arbitration shall not preclude the right of any party hereto involved in a dispute regarding this Agreement (each, a "Disputing Party" and collectively, the "Disputing Parties") to institute proceedings for injunctive relief to prevent irreparable harm pending the arbitration of a matter subject to arbitration pursuant to this Agreement. Subject to the exceptions contained in Paragraph 6.2, any documentation and information submitted by any party in the arbitration proceeding shall be kept strictly confidential by the parties and the arbitrator. In addition to any other relief or award that may be granted by the arbitrator to Officer in a proceeding conducted under this paragraph, Officer shall be entitled to receive from Corporation, at least monthly as expenses are incurred, all reasonable attorneys' fees, disbursements and costs incurred in connection with any dispute arising under or relating to this Agreement, including but not limited to the interpretation, enforcement or reasonableness thereof; provided, however, that, if the arbitrator or other applicable decision-maker presiding over the proceeding affirmatively finds on each and every material issue that Officer failed to prevail, Officer shall pay his own attorneys' fees, disbursements and costs (other than JAMS' administrative fees) and, if applicable, return any amounts theretofore paid to Officer or on his behalf under this Paragraph 6.8.

    6.9  Severability.  Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and enforced along with all other provisions of this Agreement to the extent possible under applicable law consistent with the intent of the parties.

    6.10  Survival of Corporation's Obligations.  Corporation's obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to Corporation. This Agreement shall not be terminated by any merger or consolidation or other reorganization of Corporation. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by Corporation (except to an affiliate of Corporation, in which event Corporation shall remain liable if the affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by Officer.

    6.11  Survival of Certain Rights and Obligations.  The rights and obligations of the parties hereto pursuant to Paragraphs 4.3, 4.4, 4.5, 4.6, 5, 6.1 through 6.11, and 6.13 hereof shall survive the termination of this Agreement.

    6.12  Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

    6.13  Indemnification and Insurance.  In addition to any rights to indemnification to which Officer is entitled under Corporation's Articles of Incorporation and By- Laws, Corporation shall indemnify Officer at all times during and after the Term to the maximum extent permitted under Section 2-418 of the General Corporation Law of the State of Maryland or any successor provision thereof and any other applicable state law, and shall pay Officer's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws. It is expressly understood and agreed that Corporation shall continue to indemnify Officer as provided above and maintain such liability insurance coverage for Officer, after the Term has ended for any claims that may be made against him with respect to his service as a director or officer of Corporation. Corporation shall cover Officer, at Corporation's expense, under director and officer insurance which provides coverage not less than the amount of coverage on the date hereof, covering any and all claims arising out of Officer's tenure as an officer or manager of Corporation, both during and, at all times while potential liability exists, after the Term on a basis no less favorable in each and every respect as is applicable to any officer (whether current or former) of Corporation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

CORPORATION:

ALEXANDRIA REAL ESTATE EQUITIES, INC.,
a Maryland corporation

By: /s/Richard B. Jennings
Name: Richard B. Jennings
Title: Director and Chairman of the Compensation Committee

Date: March 13, 2006

OFFICER: By: /s/Joel S. Marcus Joel S. Marcus Date: March 13, 2006